EXHIBIT 5.1

[GOODWIN PROCTER LLP LETTERHEAD]

February 20, 2004

Mercury Computer Systems, Inc.

199 Riverneck Road

Chelmsford, Massachusetts 01824-2820

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of deferred compensation obligations (the “Obligations”) of Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”). The Obligations will be offered under the Mercury Computer Systems, Inc. Deferred Compensation Plan (the “Plan”) to corporate officers or other key employees with significant management responsibilities or highly compensated employees of the Company.

In connection with rendering this opinion, we have examined (i) the Articles of Organization of the Company, as amended and as on file with the Secretary of State of The Commonwealth of Massachusetts, (ii) the Bylaws of the Company, as amended, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, (v) the Plan, and (vi) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

Based on the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be duly authorized and validly issued and will be legal, valid and binding unsecured general obligations of the Company enforceable in accordance with their terms and the terms of the Plan, except as and to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose, nor may this opinion be quoted from, circulated, relied upon or otherwise referred to, by any other person or entity without our prior written consent. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP